EXHIBIT 11.1

                            THE WARNACO GROUP, INC.
                    Calculation of Income per Common Share
                       (in thousands except share data)

                                                       For the Quarter Ended
                                                  ----------------------------

                                                  April 8, 1995  April 9, 1994
                                                  -------------  -------------

Net income                                        $    10,620    $    8,961(1)
                                                  ===========    ==========

Weighted average number of shares outstanding
  during the period                                37,499,492    36,541,894
Add: common equivalent shares using the treasury
  stock method                                      4,183,087     3,610,060
Less: treasury stock                                 (286,600)           --
                                                   ----------    ----------
Weighted average number of shares                  41,395,979    40,151,954
                                                  ===========    ==========
Net income per share                                   $ 0.26        $ 0.22(1)
                                                       ======        ======

(1) Net income and net income per share, before the loss on the California earthquake and after a pro forma provision for income taxes at an effective income tax rate of 38%, was $7,881 or $0.20 per share for the first quarter of fiscal 1994.